NPC International
                       720 West 20th Street
                        Pittsburg, KS 66762


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           July 11, 2000


TO OUR STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of NPC International, Inc. (the "Company") will be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas on Tuesday, July 11, 2000 at 10:00 a.m. Central Time, to consider and take action with respect to the following:

       1. To elect one director to serve a three-year term and until his successor is elected and qualified,
       2. To approve the amendment of the Company's
           National Pizza Company 1994 Stock Option Plan
           (currently the NPC International, Inc. 1994
           Stock Option Plan) (the "1994 Plan") increasing the total number of shares of Common Stock available for issuance upon the exercise of options granted under the 1994 Plan by 1,000,000 shares to an aggregate of 3,791,450 shares of Common Stock, and eliminating the requirement that all future increases receive the approval of the Stockholders of the Company, and
       3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only Stockholders of record at the close of business on May 23, 2000 will be entitled to notice and to vote at the meeting or any adjournment or postponement thereof. The transfer books of the company will not be closed. The annual report to Stockholders for the year ended March 28, 2000 is enclosed herewith.

     All Stockholders are cordially invited to attend the meeting. For the convenience of those Stockholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any Stockholder who later finds he or she can be present at the meeting or for any other reason desires to do so, may revoke this proxy if done so in writing to the Secretary of the Company at any time before it is voted, by submitting a substitute proxy or by voting in person at the meeting.

     Please complete, sign, date and mail promptly the proxy card in the return envelope furnished for that purpose, even if you currently plan to attend the meeting.

                              By Order of the Board of Directors,



                              Troy D. Cook
                              Secretary
Pittsburg, Kansas
May 26, 2000


                      NPC INTERNATIONAL, INC.
                        720 W. 20TH STREET
                      PITTSBURG, KANSAS 66762

                          PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 11, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NPC International, Inc. (the "Company"), to be voted at its Annual Meeting of Stockholders to be held at the Memorial Auditorium, 503 North Pine, Pittsburg, Kansas at 10:00 a.m. Central Time on Tuesday, July 11, 2000. The mailing address of the principal executive office of the Company is 720 West 20th Street, Pittsburg, Kansas 66762. The individuals named as proxies are O. Gene Bicknell and James K. Schwartz. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors and by other employees of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their appropriate expenses in forwarding such material. All costs of solicitation of proxies will be borne by the Company.

     Only stockholders of record of the Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on May 23, 2000 are entitled to vote on the issues presented for a vote at the meeting or any adjournment or postponement thereof. At the close of business on May 23, 2000 the record date for the determination of Stockholders entitled to vote at the Annual Meeting, there were 22,270,555 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Stockholder action at the meeting. The holders of record of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or withhold a vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. All shares of Common Stock have cumulative voting rights in the election of directors, and there are no conditions precedent to the exercise of those rights. Cumulative voting means a Stockholder is entitled to cast a total number of votes equal to the number of his shares multiplied by the number of directors to be elected at the meeting and can cast them all for one nominee or can divide them among as many nominees as he or she chooses. A holder of Common Stock may divide his or her cumulative votes among the nominees by marking the proxy card according to the instructions on the card. If a Stockholder does not allocate his or her votes, then such Stockholder's cumulative votes will be allocated equally among the nominees for whom authority to vote is granted. An affirmative vote of the majority of the outstanding shares of Common Stock present at the meeting in person or by proxy is required for the approval of any other matter properly brought before this meeting.

     All shares of Common Stock represented by properly executed proxies received prior to the Annual Meeting will be voted in accordance with the instructions contained therein. In the absence of voting instructions, the shares will be voted FOR the election of the directors named as nominees in this Proxy Statement and for the approval of the amendment to the 1994 Plan. A holder of Common Stock giving a proxy has the power to revoke it any time before it is voted by notifying the Secretary of the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the meeting. Votes submitted as abstentions on any proposal will be counted as present for purposes of establishing a quorum, but unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. Broker "non-votes" will count as present for quorum purposes but will not count for or against any proposal. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary.

     AS OF THE ANNUAL MEETING RECORD DATE, MR. O. GENE BICKNELL, THE CHIEF EXECUTIVE OFFICER AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY, BENEFICIALLY HELD 14,674,366 SHARES CONSTITUTING APPROXIMATELY 66% OF THE COMMON STOCK. MR. BICKNELL HAS INFORMED THE COMPANY THAT HE INTENDS TO VOTE ALL SUCH SHARES FOR THE ELECTION OF THE DIRECTOR NAMED AS NOMINEE IN THIS PROXY STATEMENT AND FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 PLAN.

     This Proxy Statement and the form of proxy are first being mailed to Stockholders on or before June 13, 2000.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND
RETURN THE FORM OF PROXY SENT TO THEM WITH THIS PROXY STATEMENT.

                        PROPOSAL NUMBER ONE
                     ELECTION OF ONE DIRECTOR

     The Board of Directors of the Company is currently comprised of seven directors divided into three classes. At each Annual Meeting of Stockholders, members of one of the classes, on a rotating basis, are elected for three-year terms. The Board of Directors has approved a decrease in the number of directors from seven to six effective at the Annual Meeting of Stockholders. As a result, only one director will be elected by Stockholders at this Annual Meeting. The person designated by the Board of Directors as nominee for election at this meeting to serve a three-year term expiring in 2003 and until his successor is elected and qualified is Martin C. Bicknell. The nominee has indicated a willingness and ability to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. Shares of Common Stock represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for the individual director will be voted (unless the nominee is unable or unwilling to serve) for the election of the nominee named above. Each director requires an affirmative vote of a plurality of the votes cast by the stockholders present at the meeting in person or by proxy to be elected to the Board of Directors. Mr. O. Gene Bicknell has informed the Company that he intends to vote his shares of Common Stock FOR the election of the nominee named above. The names of the directors and nominee, their ages, the years in which their terms of office will expire, their principal occupations during at least the past five years, other directorships held and certain other biographical information are set forth below.

     The Board of Directors recommends that you vote FOR the election of Martin C. Bicknell.

Nominee for Director to Serve a Three-Year Term to Expire in 2003:

     MARTIN C. BICKNELL, Age 32, Senior Vice President of Investments of A.G. Edwards & Sons, Inc.
     Mr. Martin C. Bicknell has been Senior Vice President of Investments of A.G. Edwards & Sons, Inc. in Overland Park, Kansas, since March 1997. Mr. Martin C. Bicknell joined the A.G. Edwards & Sons, Inc. as a Financial Consultant in 1991. Mr. Martin C. Bicknell is the son of Mr. O. Gene Bicknell, Chairman of the Board of the Company and holds the position of Trustee or Successor Trustee in certain trusts controlled by Mr. O.Gene Bicknell which trusts are beneficial owners of Common Stock in the Company.

Continuing Directors - Not Standing for Election This Year

Directors with Terms Expiring in 2001:

     O. GENE BICKNELL, Age 67, Chairman of the Board of the
     Company.
     Mr. Bicknell has been Chairman of the Board of Directors of the Company and its predecessors since 1962. Mr. Bicknell re-assumed the position of Chief Executive Officer, a position he held from 1962 to 1992, on January 31, 1995.

     MICHAEL BRAUDE, Age 64, President and Chief Executive Officer of the Kansas City Board of Trade.
     Mr. Braude has been President and Chief Executive Officer of the Kansas City Board of Trade since 1984. He also serves as a director of Country Club Bank and Midwest Grain Products, Inc. Mr. Braude has served as a director of the Company since 1998.

Directors with Terms to Expire in 2002:

     JAMES K. SCHWARTZ, Age 38, President and Chief Operating Officer of the Company.
     Mr. Schwartz joined the company in December 1991 as Vice President of Accounting and Administration. He was promoted to Vice President of Finance, Treasurer and Chief Financial Officer in 1993. In January 1995 he was promoted to President and Chief Operating Officer. Mr. Schwartz is a board member of the International Pizza Hut Franchise Holders Association and the Unified Foodservice Purchasing Cooperative. Mr. Schwartz has served as a director of the Company since 1996.

     WILLIAM A. FREEMAN, Age 56, Senior Vice President and Chief Financial Officer of Semitool, Inc.
     Mr. Freeman has been Senior Vice President and Chief Financial Officer of Semitool, Inc., a semiconductor equipment manufacturer, since March 1998. Previously, Mr. Freemen was self-employed as a management consultant after retiring from Zurn Industries, Inc. in 1995. Mr. Freeman's former consulting clients included, among others, entities privately held by Mr. O. Gene Bicknell. Mr. Freeman was President of Zurn Industries, Inc., a manufacturing and construction company, from May 1991 through September 1995. During his tenure at Zurn Industries, Inc., Mr. Freeman also held the positions of Senior Vice President and Chief Financial Officer from May 1986 through May 1991 and divisional management positions from January 1973 through April 1986.

     MICHAEL W. GULLION, Age 46, Chairman of the Board of
     Directors and Chief Executive Officer of Gold Banc
     Corporation, Inc. ("Gold Banc").
     Mr. Gullion has served as Chairman and Chief Executive
     Officer of Gold Bank in Leawood, Kansas, the leading bank for Gold Banc Corporation, Inc. since 1978. He was President of
     Gold Banc from its inception in December 1985 through February 1999 and is currently Chairman of the Board of Directors and Chief Executive Officer of Gold Banc.


         MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met four times during the fiscal year ended March 28, 2000. The Company's standing Stock Option and Compensation Committee met three times and the Company's standing Audit Committee met six times during the last fiscal year. The Company does not have a Nominating Committee. The normal duties of such a committee are carried out by the entire Board of Directors. During the last fiscal year, none of the Company's directors attended fewer than 75% of the meetings of the Board of Directors or any committee of which he was a member.

     AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Jabara, Cressler and Freeman. At the annual meeting on July 11, 2000 the term as director expires for Messrs. Jabara and Cressler. The Audit Committee recommends to the Board of Directors the independent auditors that will conduct the annual audit of the Company, and also reviews the Company's accounting practices and control systems and reviews the qualifications and performance of the proposed independent auditors. In May 1999, the Board of Directors adopted a formal written charter of the Audit Committee, which was amended in April 2000, which specifies the scope of the Audit Committee's responsibilities, and how it carries out those responsibilities, including the structure, processes and membership requirements of the Committee. The Board undertook this action in response to recent recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees and rule changes of the Nasdaq Stock Market and the Securities and Exchange Commission.

     STOCK OPTION AND COMPENSATION COMMITTEE. The Stock Option and Compensation Committee is comprised of Messrs. Jabara, Cressler and Braude. The Committee reviews and recommends to the Board of Directors the levels, amounts, and types of compensation to be paid to executive officers and directors of the Company. The Committee also determines the number of options to be granted to the Company's executive management and receives and reviews executive management's recommendations regarding options to be granted to all other Company employees.


                       DIRECTOR COMPENSATION

     Non-employee directors are paid a fee of $1,000 for each Board meeting attended, $750 for each committee meeting attended and $1,000 per month as additional director's compensation. The Audit Committee chairman received $1,250 for each committee meeting. Directors who are also employees of the Company do not receive any additional compensation solely for serving as directors of the Company. Messrs. Braude, Cressler, Freeman, Gullion and Jabara have never been employed by the Company.

        STOCK OPTION AND COMPENSATION COMMITTEE INTERLOCKS
                     AND INSIDER PARTICIPATION

     The Stock Option and Compensation Committee is currently comprised of three non-employee directors, Messrs. Jabara, Cressler and Braude. Mr. Jabara chairs the Committee. None of the members of the Stock Option and Compensation Committee were, during the Company's last fiscal year, an officer or employee of the Company or any of its subsidiaries, or otherwise were formally an officer of the company or any of its subsidiaries.

           BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDER
                  AND OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of April 21, 2000, certain information as to the number of shares of common stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding shares, by all directors and nominees, by the Named Executive Officers (as defined under the caption "Executive Compensation") and by the directors and executive officers as a group.

  Name and Title               Amount and Nature of     Percent
  of Beneficial Owner        Beneficial Ownership (1)   of Class

  O. Gene Bicknell (2) (3)
     Chairman, Chief Executive
     Officer and Director        14,674,366             65.9%

  James K. Schwartz (3)
     President, Chief
     Operating Officer
     and Director                   187,500               *

  Troy D. Cook (3)
     Senior Vice President,
     Chief Financial
     Officer, Treasurer
     and Secretary                   92,500               *

  D. Blayne Vaughn (3)
     Vice President-
     Pizza Hut Operations            32,500               *

  L. Bruce Sharp (3)
     Vice President-
     Pizza Hut Operations             6,875               *

  Michael Braude, Director             ----               *

  Robert E. Cressler, Director         ----               *

  William A. Freeman, Director          400               *

  Michael W. Gullion, Director         ----               *

  Fran D. Jabara, Director            3,998               *

  Martin C. Bicknell,
     Director-Nominee (4)           183,808               *

  All executive officers,
    directors and
    nominees as a
    group (11 persons)           15,181,947             68.2%

(1) Includes options for 969,375 shares of Common Stock which may be acquired upon the exercise of stock options exercis-able on or within 60 days after April 21, 2000. Does not include options held which are not exercisable within 60 days.
(2) Includes 696,816 shares of Common Stock of which 9,600 shares are owned by Mr. Bicknell's spouse, 134,000 shares are owned by Pitt Plastics, Inc. and controlled by Mr. Bicknell and 553,216 shares are owned by the O. Gene Bicknell Charitable Remainder Unit Trust. The address for Mr. Bicknell is 720 W.
     20th Street, Pittsburg, Kansas 66762.
(3) Includes shares which may be acquired upon the exercise of stock options exercisable on or within 60 days after April 21, 2000, under the Company's stock option plans as follows: 650,000, 187,500, 92,500, 32,500 and 6,875 shares for Messrs. Bicknell,
     Schwartz, Cook, Vaughn and Sharp, respectively.
(4) Includes 183,808 shares of Common Stock of which 6,700 shares are jointly owned by Mr. Bicknell's children, and controlled by Mr. Bicknell and 177,108 shares owned by Bicknell Family Foundation.

*Less than 1% ownership.

           SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons owning more that ten percent of a registered class of the Company's securities to file with the United States Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater-than-ten-percent Stockholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 28, 2000, all Section 16(a) filing requirements applicable to directors, executive officers and greater-than 10% Stockholders were met, except that one statement of changes in beneficial ownership on Form 4 was filed late by Mr. O. Gene Bicknell.


                      EXECUTIVE COMPENSATION

     The following table summarizes, for each of the three fiscal years ended March 28, 2000, March 30, 1999 and March 31, 1998 the compensation awarded to, earned by, or paid to (i) the Chief Executive Officer (the "CEO") of the Company as of March 28, 2000, and (ii) each of the four most highly compensated executive officers (other than the CEO) who served as executive officers of the Company or its subsidiaries as of March 28, 2000, whose annual compensation exceeded $100,000 for the fiscal year ended March 28, 2000, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the fiscal year (i), (ii) and (iii) collectively, the "Named Executive Officers"). The Company does not currently award stock appreciation rights or restricted stock. Long-term incentives offered by the Company under its executive compensation program are stock options, the Non-Qualified Deferred Compensation and Retirement Plan and the Non-Qualified Executive Deferred Compensation Plan described below.


                    Summary Compensation Table
                                                             All
Name                                                        Other
And                                Annual         Stock    Compen-
Principal           Fiscal     Compensation       Option    sation
Position            Year (1) Salary    Bonus      Awards     (2)

O. Gene Bicknell     2000   $450,000 $150,000      ----    $79,804
 Chairman of the     1999    370,000  200,000      ----     69,767
 Board and Chief     1998    350,000   95,000      ----     57,108
 Executive
 Officer (3)

James K. Schwartz    2000    350,000  150,000      ----     24,779
 President and       1999    250,000  325,000      ----     13,442
 Chief Operating     1998    225,000   95,000      ----      9,760
 Officer

Troy D. Cook         2000    225,000   80,000      ----     17,010
 Senior Vice         1999    165,000  263,750      ----     11,926
 President and       1998    150,000   38,750      ----      9,760
 Chief Financial
 Officer,
 Secretary and
 Treasurer

D. Blayne Vaughn     2000    125,000   29,836      ----      6,291
 Vice President      1999    116,500   14,223      ----     67,708
 Pizza Hut           1998    109,000   12,612    10,000      3,483
 Operations

L. Bruce Sharp       2000    110,000   30,652      ----      5,723
 Vice President      1999    100,500   11,088      ----     49,132
 Pizza Hut           1998     92,267    9,554    10,000      2,598
 Operations

(1) For the fiscal year ended on the last Tuesday in March for the year noted.
(2) Fiscal 2000 figures consist of the Company's calendar 1999 deferred compensation plan matching contributions, the cost of group term life insurance and accidental death benefits, car allowance, stock option gains and, in the case of Mr. Bicknell, the economic benefit derived from split-dollar life insurance policies paid for by the Company (see footnote 3, below), in the following amounts: Mr. Bicknell, $757 group insurance, $4,602 car allowance, $74,445 split-dollar insurance; Mr. Schwartz, $20,111 deferred compensation plan matching contributions, $66 group insurance, $4,602 car allowance; Mr. Cook, $12,342 deferred compensation plan matching contributions, $66 group insurance, $4,602 car allowance, Mr. Vaughn, $6,189 deferred compensation plan matching contributions, $102 group insurance; Mr. Sharp, $5,621 deferred compensation plan matching contributions, $102 group insurance.
(3) The Company pays 100% of the premiums on split-dollar policies insuring the life of Mr. Bicknell. The policies state that the Company is entitled to be reimbursed all premiums it paid, without interest, from the proceeds with the residual to be paid to a named beneficiary. The Company receives a statement from the insurance company specifying the economic benefit derived by Mr. Bicknell under this arrangement, based upon the Company's rights under the policy. The benefit derived for each year is as follows: fiscal 2000 $74,445, fiscal 1999 $58,873 and fiscal 1998 $46,154.


                           STOCK OPTIONS

     The following table sets forth information for the last completed fiscal year relating to (i) exercises by the Named Executive Officers of stock options pursuant to the Company's 1994 Plan and the Amended and Restated 1984 Non-Qualified Stock Option Plan (the "1984 Plan" or collectively the Company's "Stock Option Plans"), and (ii) holdings at March 28, 2000, by the Named Executive Officers of unexercised options granted pursuant to the Stock Option Plans. The Company currently does not award stock appreciation rights under its executive compensation program. The Company did not make any option grants to these executives during fiscal 2000.

  Aggregated Option Exercises in Fiscal 2000 and Option Value at
                          March 28, 2000

                                                         Value of
                                     Number of        Unexercised
                                    Unexercised       In-the-Money
                                     Options at        Options at
                 Shares            March 28, 2000    March 28, 2000
                Acquired            Exercisable/      Exercisable/
  Name             on      Value      Unexer-           Unexer-
                Exercise  Realized    cisable         cisable (1)

O. Gene
  Bicknell     $ ----    $ ----    650,000 / ----  $285,250 / ----

James K.
  Schwartz       ----      ----  187,500 / 12,500   319,025 / ----

Troy D.
  Cook           ----      ----    92,500 / 7,500   123,420 / ----

D. Blayne
  Vaughn         ----      ----    32,500 / 2,500    28,900 / ----

L. Bruce
  Sharp          ----      ----     6,875 / 2,500     1,464 / ----

(1)  The closing price of the Common Stock on the Nasdaq Stock
     Market on March 28, 2000 was $7.67 per share. Value is calculated by determining the difference between the option exercise price and $7.67 multiplied by the number of shares of Common Stock underlying the options.

               EXECUTIVE DEFERRED COMPENSATION PLAN

     Effective December 1, 1998, the Company established the Non-Qualified Executive Deferred Compensation Plan which is administered by the Compensation Committee. James K. Schwartz and Troy D. Cook are currently the only eligible participants to the Non-Qualified Executive Deferred Compensation Plan. The full benefit amounts available to Messrs. Schwartz and Cook are up to $10 million and $7 million, respectively (the "Full Benefit Amounts"), which benefit amounts vest at specified intervals over a 19 1/2 year period from the effective date of the agreement.

     In the event a change of control occurs, as defined in the agreement, the vesting schedule will be modified to provide for accelerated vesting, in whole or in part, depending upon the amount of time lapsed from the effective date of the agreement, and the nature of the participant's continued employment, if any.

     The Non-Qualified Executive Deferred Compensation Plan provides that the Company acquire life insurance policies on the lives of Messrs. Schwartz and Cook with death benefits of $5 million each. The Company is the sole owner and beneficiary of such policies. Upon the death of a participant, the Non-Qualified Executive Deferred Compensation Plan provides that the participant's beneficiary will receive the Full Benefit Amount earned on the date of death, if any, plus the proceeds of the life insurance policy on such participant.


             DEFERRED COMPENSATION AND RETIREMENT PLAN

     Effective January 1, 1999, as approved by the Compensation Committee of the Board of Directors, the Company established the Non-Qualified Deferred Compensation and Retirement Plan (the "Plan"). Participation in the Plan is based on meeting certain compensation levels or approval of the Stock Option and Compensation Committee. The provisions of the plan allow a participant to make separate elections for the deferral of a portion of their salary and a portion of their bonuses, if any. The Company will match participant contributions 100% on the first 4% of the compensation that is deferred. Additionally, the Company can make discretionary contributions to the plan for any individual participant. No discretionary contributions were made during fiscal 2000. Contributions to the plan are made to a rabbi trust. With respect to Company matching contributions, participants vest 25% for each year of service through the fourth year of service. Distributions from the plan are made in either lump sum payments or equal payments over five or ten year terms.


       REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE
                     ON EXECUTIVE COMPENSATION

     The compensation for the Company's Chief Executive Officer and its other executives is administered by the Stock Option and Compensation Committee with oversight by the Board of Directors. Executive compensation is comprised of four primary components: a base salary, a non-guaranteed performance bonus, deferred compensation and stock option grants. The first two are based generally upon short-term performance, with the latter two offered as long-term incentives to the executive.

     In fiscal 2000, the Committee reviewed surveys published by the National Restaurant Association to obtain competitive compensation levels for companies similar in size and nature. The Committee seeks to establish base rates believed to be competitive so that the Company is able to attract and retain qualified and experienced executives. Base salaries are reviewed annually taking into account competitive salaries in the industry and the relative performance of the individual and Company during the previous fiscal year. Compensation surveys reviewed by the Committee include many of the peer companies reflected in the Performance Graph included herein; both the surveys and the graph are based upon the same standard industrial code as that of the Company.

     Annual bonuses, if granted, are based primarily upon the individual executive's contribution to the Company. Bonuses are determined by the Stock Option and Compensation Committee and then proposed to the full Board of Directors for ratification and approval, with tentative installments paid quarterly. Because the relative performance and contribution of an executive may not perfectly coincide with earnings reported in the respective fiscal year, bonuses may not correlate directly with a particular division's or company-wide earnings results.

     The Company utilizes long-term awards in the form of stock options to strengthen the link between executive pay and overall Stockholder return. Stock options have been periodically issued pursuant to the Stock Option Plans and have been an integral part of executive officer compensation. The Stock Option and Compensation Committee believes such options will align the interests of the Company's executives with those of its Stockholders. The Committee believes that Company performance is reflected over time in the price of the Company's stock and that improving the stock price benefits the Stockholders collectively in addition to the individual executive.

     The Stock Option and Compensation Committee does not impose strict formulas or compare results to specific pre-set performance targets in determining overall compensation for executive officers. Factors considered by the Stock Option and Compensation Committee in determining current performance and the related compensation for the Company's executive officers for the 2000 fiscal year include (i) the achievement of minimum performance standards (generally prior year operating performance, adjusted for those factors in the current or prior year which are outside the control of the individual being considered), (ii) current year earnings performance in relation to performance of the Company's competitors, (iii) overall Stockholder return (in the form of stock price appreciation), (iv) the organizational level at which the executive functions, (v) the individual executive's success in performing the requisite duties and responsibilities of his or her office, and (vi) compensation levels for executives at companies which are similar in size and complexity to the Company.

     While some or all of these factors are considered in judging the performance of each executive, certain of the factors may have more or less relevance in determining a specific individual's performance and resulting pay. Particular factors may be considered more relevant to, and weigh more heavily in determination of compensation for, the executive who exercises operating control over a division or subsidiary than for an executive who performs a general function.

Chief Executive Officer Compensation

     The Stock Option and Compensation Committee utilizes the same factors in determining the compensation of its Chief Executive Officer as it does for all executives of the Company. Although there are specific discussions regarding overall company performance and the Chief Executive Officer's contribution in achieving those results, there is no unique criterion applied to the Chief Executive Officer that is not also applied to other key executives of the Company, as outlined above. Mr. Bicknell does not participate in the discussion or vote when deliberations regarding his salary are before the Board of Directors, of which he is a member.

     In determining Mr. Bicknell's bonus in the current and prior year, the Committee considered the amount of time he spent on activities which were unrelated to the Company over the course of each fiscal year.

Compensation Committee Members


Fran D. Jabara
Robert E. Cressler
Michael Braude


                        PROPOSAL NUMBER TWO
   AMENDMENT OF THE COMPANY'S NATIONAL PIZZA COMPANY 1994 STOCK
                            OPTION PLAN

General

     In May 1994, the 1994 Plan was adopted by the Board of Directors and subsequently approved by the Company's stockholders. Under the 1994 Plan, the Stock Option and Compensation Committee may grant non-qualified stock options and incentive options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")). At this Annual Meeting, stockholders are being asked to consider and act upon a proposal which would increase the total number of shares of Common Stock of the Company that may be issued pursuant to awards granted under the 1994 Plan by 1,000,000 shares, for a total of 3,791,450 and would change the plan to permit the Board to increase, without stockholder approval, the number of shares of Common Stock available under the 1994 Plan for issuance upon exercise of non-qualified stock options. A summary of the material features of the 1994 Plan is set forth below.

Purpose

     The purpose of the 1994 Plan is to establish and continue as close an identity as is feasible between the interests of the Company or its subsidiaries and those of its or their respective employees. The plan will serve to reward employees for past services and retain those employees in the service of the Company or any subsidiary and to induce new executives and other key employees to become associated with the Company or its subsidiaries.

Administration

     The 1994 Plan is administered by the Stock Option and Compensation Committee, a committee of at least three directors appointed by the Board of Directors. Subject to the express provisions of the plan, the committee selects eligible persons to receive options and determines all of the terms and conditions of each option. The committee also establishes rules and regulations for administering the plan and decides questions of interpretation or application of any such rules or any provision of the 1994 Plan.

Shares Available for Awards

     The 1994 Plan originally authorized up to 2,791,450 shares of our common stock to be available to become subject to outstanding options. The Company is requesting stockholder approval for the increase of 1,000,000 additional shares at the Annual Meeting of Stockholders, which will cause the total number of shares available to be subject to options to be 3,791,450. To the extent that shares of common stock subject to issuance upon the exercise of options are not issued because of a surrender, lapse, expiration or termination of any such option prior to issuance, such shares shall again be available to be made subject to options under the 1994 Plan.

     In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, liquidation, combination or other similar change or event, the number of shares of Common Stock available under the 1994 Plan and the number of shares of Common Stock subject to each outstanding option may be appropriately adjusted by the compensation committee in its discretion to prevent the dilution or diminution of such options.

Amendments to the Plan

     The Board of Directors may suspend or terminate the 1994 Plan at any time. Under the plan currently in effect, the Board may not make an amendment without stockholder approval which would increase the aggregate number of shares of Common Stock available under the 1994 Plan,

     The Board has approved an amendment to the 1994 Plan which would permit it to increase, without stockholder approval, the number of shares of Common Stock available under the 1994 Plan for issuance upon exercise of non-qualified stock options. Any increase  in  the  number of shares available  for  issuance  upon exercise of incentive stock options would continue to require stockholder approval. To date, all grants awarded under the 1994 Plan have been grants of non-qualified stock options.

     The Board of Directors recommends a vote FOR approval of the amendments to the 1994 Plan which would (a) increase the number of shares of the Company Common Stock that may be issued under the 1994 Plan and (b) permit the Board of Directors to amend the 1994 Plan in the future, without stockholder approval, to increase the number of shares of Company Common Stock that may be issued pursuant to non-qualified stock options.

                   COMPARATIVE PERFORMANCE GRAPH

     Below is a graph comparing the total return on an indexed basis of a $100 investment in (i) the Company's Common Stock, (ii) a peer group of the Company and (iii) the overall broad equity market in which the Company participated. Management considers the Company's peer group to be all publicly-held companies with a primary Standard Industrial Code between 5800 and 5899 (Eating and Drinking Establishments) in existence during the reporting period. The broad equity market index consists of all Nasdaq Stock Market companies. All indices are based upon total return, weighted for market capitalization and with dividends reinvested; they are published by and available through the University of Chicago's Center for Research in Security Prices. The historical stock price performance shown on this graph is not indicative of future price performance.

              Mar-95   Mar-96  Mar-97 Mar-98   Mar-99  Mar-00
NPC
International,
Inc.          100.0    195.9   227.2   288.4   367.3    176.9

Peer Group    100.0    122.8    99.4   109.4    84.0     79.4

Nasdaq
Stock
Market        100.0    132.5   152.3   226.4   308.3    598.8


                       CERTAIN RELATIONSHIPS

     During the fiscal year ended March 28, 2000 the Company utilized a corporate aircraft from a company owned by Mr. O. Gene Bicknell and incurred expense of approximately $100,000 during the fiscal year ended March 28, 2000. Management believes amounts paid were at least as favorable as could be obtained from unrelated parties.

     Mr. Martin C. Bicknell is Senior Vice President of Investments of A.G. Edwards & Sons, Inc. A.G. Edwards Trust, a subsidiary of A.G. Edwards, Inc. and an affiliate of A.G. Edwards & Sons, Inc., is Trustee for the Company's Non-Qualified Deferred Compensation and Retirement Plan and provides other services related to the Company's Non-Qualified Executive Deferred Compensation Plan.

                  INDEPENDENT PUBLIC ACCOUNTANTS

     Effective August 16, 1999 as discussed in the Company's filing on From 8-K/A dated August 16, 1999, the Audit Committee recommended and the Board of Directors approved the selection of KPMG LLP as independent public accountants of the Company for the fiscal year ended March 28, 2000. KPMG LLP audited the financial statements of the Company for fiscal years ended March 30, 1999 and March 28, 2000. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     KPMG LLP's reports on the Company's financial statements for the fiscal years ended March 28, 2000 and March 30, 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended March 28, 2000 and March 30, 1999 there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with their audit report.

     During the fiscal years ended March 28, 2000 and March 30,
1999 there were no reportable events (as defined in Securities and Exchange Commission Regulations S-K Item 304(a)(1)(v)).

     Effective July 27, 1998 as discussed in the Company's filing on Form 8-K dated July 30, 1998, the Company's Audit Committee recommended and the Board of Directors approved a change in independent accountants from Ernst & Young LLP to PricewaterhouseCoopers LLP.

     PricewaterhouseCoopers LLP's report on the Company's financial statements for the fiscal year ended March 30, 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal year ended March 30, 1999 there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its audit report.

     During the fiscal year ended March 30, 1999 there were no reportable events (as defined in Securities and Exchange
Commission Regulations S-K Item 304(a)(1)(v)).

     Ernst & Young LLP's report on the Company's financial statements for the fiscal year ended March 31, 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal year ended March 31, 1998 and during subsequent interim periods though June 30, 1998 there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its audit reports.

     During the fiscal year ended March 31, 1998 and during subsequent interim periods through June 30, 1998 there were no reportable events (as defined in Securities and Exchange
Commission Regulations S-K Item 304(a)(1)(v)).


                     PROPOSALS OF STOCKHOLDERS

     Proposals of Stockholders of the Company intended to be presented at the Annual Meeting of Stockholders to be held in 2001 must be received at the principal executive offices of the Company by the Board of Directors for inclusion in the proxy statement and form of proxy relating to that meeting no later than February 13, 2001. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of the Company.


                           MISCELLANEOUS

     No business other than that described herein is expected by the Board of Directors to come before this meeting, but should any other matters requiring the vote of Stockholders arise, the proxy holders will vote thereon according to their best judgment.

AVAILABLE INFORMATION

     A copy of the Company's 2000 Annual Report to Stockholders accompanies this proxy. Additional copies of the Company's Annual Report to Stockholders and copies of the Company's Annual Report on Form 10-K for the year ended March 28, 2000 are available without charge upon request. Requests should be addressed to the Chief Financial Officer, NPC International, Inc., 720 W. 20th Street, Pittsburg, KS 66762.

                                        By Order of
                                        the Board of
                                        Directors



                                        Troy D. Cook
                                        Secretary

Pittsburg, Kansas
May 26, 2000